Exhibit 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS


The Board of Directors and Unitholders
Pope Resources, A Delaware Limited Partnership:

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 3, 2004, relating to the consolidated balance sheets of Pope Resources, a Delaware Limited Partnership, and subsidiaries as of December 31, 2002 and 2003, and the related consolidated statements of operations, partners' capital and comprehensive income (loss), and cash flows for each of the years in the two-year period ended December 31, 2003, which report appears in the December 31, 2003 Annual Report on Form 10-K of Pope Resources, a Delaware Limited Partnership.

 /s/ KPMG LLP
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Seattle, Washington
April 22, 2004